CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-133765, 333-172810, 333-172811, 333-179942, 333-194151, 333-210127, 333-219991, 333-223858, 333-230545, 333-237442, 333-260123 and 333-275246) Mitek Systems, Inc. of our reports dated March 19, 2024, relating to the consolidated financial statements, and the effectiveness of Mitek Systems, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2023.

/s/ BDO USA, P.C.
Troy, Michigan
March 19, 2024